Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IDENTIVE GROUP, INC.

Identive Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is Identive Group, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1996, amended and restated on December 20, 1996, amended and restated March 10, 1997, amended and restated April 9, 1997, amended and restated October 10, 1997, amended on November 9, 2009, and amended on June 16, 2010.

SECOND: That the Board of Directors of the Corporation adopted a resolution pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, proposing and declaring advisable an amendment to the Fourth Amended and Restated Certificate of Incorporation and directed that said amendment be submitted for the consideration of the Corporation’s stockholders at the next annual meeting thereof. The proposed amendment is as follows:

The first paragraph of Article IV of the Fourth Amended and Restated Certificate of Incorporation, as amended to date, is hereby deleted and the following is substituted in lieu thereof:

“The Corporation is authorized to issue two classes of shares, designated ‘Preferred Stock’ and ‘Common Stock.’ The total number of shares which the Corporation shall have authority to issue is 140,000,000 of which 130,000,000 shares shall be Common Stock at $.001 par value and 10,000,000 shares shall be Preferred Stock at $.001 par value.”

THIRD: That thereafter, at the annual meeting of stockholders of the Corporation duly held on June 6, 2011, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the amendment.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 6th day of June, 2011 and affirms the statements contained herein as true under penalty of perjury.

/s/ Ayman S. Ashour
Name:	Ayman S. Ashour
Title:	Chief Executive Officer